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                     November 1, 2022

       Walter S. Hulse, III
       Chief Financial Officer and Treasurer
       ONEOK, Inc.
       100 West 5th Street
       Tulsa, Oklahoma 74103

                                                        Re: ONEOK, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-13643

       Dear Walter S. Hulse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation